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                                                                      EXHIBIT 12


                        AGCO CORPORATION AND SUBSIDIARIES
     STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                        (in thousands, except ratio data)




                                                                                         Year Ended December 31,
                                                                          -----------------------------------------------------
                                                                            1996       1995        1994       1993        1992
                                                                          -------    --------    --------    -------    -------
Fixed Charges Computation:
    Interest expense ................................................... $ 45,158   $  73,287    $ 52,712    $17,927    $12,392
    Interest component of rent expense (a) .............................    5,394       5,023       2,417      1,058        766
    Proportionate share of fixed charges of 50%-owned affiliates .......    2,054       2,044       2,064     10,131        209
    Amortization of debt costs .........................................    1,384       1,579         760         13         11
                                                                          -------    --------    --------    -------    -------
        Total fixed charges ............................................ $ 53,990    $ 81,933    $ 57,953    $29,129    $13,378
                                                                          =======    ========    ========    =======    =======


Earnings Computation:
    Pretax earnings .................................................... $171,629    $190,581    $102,275    $34,089    $ 6,042
    Fixed charges ......................................................   53,990      81,933      57,953     29,129     13,378
                                                                          -------    --------    --------    -------    -------
        Total earnings as adjusted ..................................... $225,619    $272,514    $160,228    $63,218    $19,420
                                                                          =======    ========    ========    =======    =======

        Ratio of earnings to combined fixed charges ....................    4.2:1       3.3:1       2.8:1      2.2:1      1.5:1
                                                                          =======    ========    ========    =======    =======


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(a)      The interest factor was calculated to be one-third of rental expense and is considered to be a representative interest factor.